Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (this “Agreement”) is entered into effective as of March 29, 2020 (the “Effective Date”) between Tal Zaks, M.D. (the “Executive”) and Moderna, Inc. (the “Company,” together with Executive, the “Parties”).

WHEREAS, the Executive currently serves as the Company’s Chief Medical Officer; and

WHEREAS, the Board of Directors wishes to enter into this Agreement with the Executive to set forth the terms of the Executive’s continued services to the Company through at least September 30, 2021 (the “Retention Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Retention Period; Duties.

a.    Term and Position. This Agreement shall be effective from the Effective Date through the Retention Date or the last day of Executive’s employment, if different, as set forth herein (the “Retention Period”). The Executive shall continue to serve as the Company’s Chief Medical Officer during the Retention Period. Nothing in this Agreement changes the “at will” nature of the Executive’s employment with the Company.

b.    Duties. During the Retention Period, the Executive shall continue to report to the Company’s Chief Executive Officer (the “CEO”) and shall have the duties and responsibilities as set out by the CEO and the Company’s Board of Directors.

c.    Work Location and Travel. The Executive’s place of work during the Retention Period shall continue to be in Cambridge, Massachusetts, with such business travel as the CEO and the Executive shall mutually agree.

2.    Compensation During the Retention Period.

a.    Salary. During the Retention Period, the Executive’s base salary shall continue to be as set by the CEO and approved by the Company’s Compensation and Talent Committee (the “Compensation Committee”), payable semi-monthly in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law. The Executive’s salary will continue to be subject to periodic review and adjustments at the discretion of the CEO and the Compensation Committee.

b.    Bonus. The Executive shall continue to be eligible to receive an annual incentive bonus under the Company’s Senior Executive Cash Incentive Bonus Plan, including with respect to fiscal year 2020, as determined and approved by the Company’s Compensation Committee.

c.    Expenses. The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him during the Retention Period in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

d.    Other Benefits. During the Retention Period, the Executive shall continue to be eligible to participate in or receive benefits under the Company’s retirement, health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans.

e.    Vacations. During the Retention Period, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.    Severance and Retention Bonus.

a.    Severance. During the Retention Period, the Executive will continue to participate in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) and shall be entitled to any benefits and payments thereunder in the event of a Qualified Termination Event (as defined in the Severance Plan) subject to the terms and conditions of the Severance Plan, provided that any change to the Executive’s duties set forth herein shall not constitute Good Reason for purposes of the Severance Plan.

b.    Retention Bonus. Provided that the Executive remains continuously employed by the Company pursuant to the terms of this Agreement through the Retention Date, or in the event that the Executive’s employment is terminated by the Company without Cause (as defined in the Severance Plan) prior to the Retention Date, the Company shall pay the Executive a one-time cash bonus of $1,000,000 (the “Retention Bonus”), subject to tax withholding under applicable law, in a single lump sum within sixty (60) days of the Retention Date or earlier termination without Cause. In the event that the Retention Bonus is payable as a result of a termination of the Executive’s employment by the Company without Cause, payment of the Retention Bonus shall be subject to the Executive’s execution of the Separation Agreement and Release (as defined in the Severance Plan) and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the date of termination.

c.    Retirement Program. In the event that the Company adopts a retirement plan or program that is applicable to executive officers of the Company, notwithstanding the terms of this Agreement, the Executive may choose to terminate his employment with the Company under the terms and conditions of such retirement plan or program in which case the terms and conditions of this Agreement would not apply. For purposes of clarity, the Executive could choose either to operate under the terms and conditions of this Agreement or under the terms and conditions of such retirement plan or program and there is no express or implied guarantee that any such plan or program will be adopted by the Company.

4.    Company Equity Awards.

a.    Treatment of Equity Awards. All outstanding equity awards held by or granted to the Executive under the Moderna Therapeutics, Inc. 2016 Stock Option and Grant Plan (as amended, the “2016 Plan”) or the Moderna, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan” and together with the 2016 Plan, the “Plans”) as of the Effective Date shall continue to be governed by the terms and conditions of the Plans and the applicable award agreements.

b.    Post-Termination Exercise. Upon the Executive’s termination of employment on or after the Retention Date for any reason other than for Cause or in the event that the Company terminates the Executive’s employment without Cause prior to the Retention Date, and subject to the Executive’s execution and nonrevocation of the Separation Agreement and Release, any options to purchase the Company’s common stock granted to the Executive under the Plans, to the extent vested, exercisable and outstanding immediately prior to such termination, shall remain exercisable for two years following the date of such termination (but in no event later than the original expiration date applicable to such option). If the Executive resigns for any reason prior to the Retention Date, the exercise period applicable to any stock options shall be governed in accordance with their terms and shall not be extended as set forth herein.

5.    Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement by and between the Executive and the Company, dated as of February 20, 2015, shall be referred to as the “Restrictive Covenants” and are incorporated herein by reference and shall survive the termination or expiration of this Agreement. In consideration of the benefits received under this Agreement, the Executive hereby reconfirms his obligations under the Restrictive Covenants in all respects.

6.    Section 409A.

a.    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e.    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.    Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company, including that certain Offer Letter by and between the Company and the Executive, dated as of February 15, 2017; provided that, for the avoidance of doubt, the Restrictive Covenants and each of the award agreements applicable to the Executive’s outstanding equity awards shall continue to survive.

8.    Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.    Survival. The provisions of Section 5 this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

11.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

13.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14.    Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement effective as of the Effective Date.

MODERNA, INC.

By:	/s/ Stéphane Bancel
Name: Stéphane Bancel
Title: Chief Executive Officer

EXECUTIVE

/s/ Tal Zaks
Tal Zaks, M.D.